EXHIBIT 99.1

CSG Announces Contract Extension with Charter Communications

Expansion of long-standing relationship creates significant value for both companies

DENVER, Sept. 4, 2025 – CSG® (NASDAQ: CSGS) and Charter Communications today announce that they have signed a multi-year contract extension and expansion of their decades-long relationship. With this extension, CSG will continue as a revenue management and monetization partner for Charter through September 30, 2031, and will expand its support to include new areas of growth in Charter’s business.

“For more than 25 years, CSG has supported Charter teams in delivering innovative communications, entertainment and connectivity products and services,” said Mike Woods, EVP and President of North America Communications, Media and Technology, CSG. “We are honored to serve this industry leader into the next decade.”

As part of this expanded relationship, Charter will leverage CSG’s industry-leading, cloud-native SaaS platform, CSG Ascendon, for its seamless entertainment experience, which combines live TV with access to programmers’ streaming apps. Coupled with the CSG ACP billing platform, Ascendon will deliver the flexibility needed to support today’s digital entertainment services. Charter will continue to rely on CSG’s platforms to support its residential Internet, TV and home phone customer base.

Combining revenue and customer experience management capabilities with AI-powered analytics, CSG Ascendon is the ideal solution to power new digital offerings for leading global brands.

Learn more about how CSG Ascendon can help accelerate growth by unlocking new revenue streams, speeding up time to market and engaging customers at critical moments.

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About CSG

CSG empowers companies to build unforgettable experiences, making it easier for people and businesses to connect with, use and pay for the services they value most. Our customer experience, billing and payments solutions help companies of any size make money and make a difference. With our SaaS solutions, company leaders can take control of their future and tap into guidance along the way from our fiercely committed and forward-thinking CSGers around the world.

Want to be future-ready and a change-maker like the global brands that trust CSG? Visit csgi.com to learn more.

Contacts:

Julia Dakhlia

Public Relations

+1 (402) 431-7376

julia.dakhlia@csgi.com

John Rea

Investor Relations

+1 (210) 687-4409

john.rea@csgi.com